                                   EXHIBIT 21

                            EAGLE FOOD CENTERS, INC.
                                  SUBSIDIARIES







                               Eagle Pharmacy Co.

                             Milan Distributing Co.

                          Eagle Country Markets, Inc.

                                  BOGO'S, Inc.

                         Talon Insurance Company, Inc.